SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SMITH & WESSON HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State of incorporation or organization)	87-0543688 (I.R.S. Employer Identification Number)

14500 N. Northsight Blvd. Suite 116 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

                  Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Stock, $.001 par value	American Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None (Title of Class)

Item. 1. Description of Securities to be Registered.

         The Company’s authorized capital structure presently consists of one class of Common Stock. Each issued and outstanding share entitles its holder to one vote. The shares of the Company’s Common Stock have no preemptive or other subscription rights, and have no conversion rights. In the event of liquidation, holders of the Company’s Common Stock will share on a pro rata basis all assets legally available for distribution to shareholders. The presence, in person or by proxy, of a majority of the outstanding shares constitutes a quorum at meetings of shareholders. The vote of the holders of a majority of the shares present at a meeting at which a quorum is present shall be the act of the shareholders unless the vote of a greater number is required by law or by the Articles of Incorporation. The Company’s Common Stock does not have cumulative voting rights. Therefore, the holders of more than fifty percent of the outstanding shares voting for the election of directors can elect all members of the

Board of Directors, and in such event, the holders of the remaining shares will not be able to elect any persons or the Board of Directors.

Item 2. Exhibits.

         None

SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 26, 2002	SMITH & WESSON HOLDING CORPORATION (Registrant)

	By:	/s/ Mitchell A. Saltz

Mitchell A. Saltz Chief Executive Officer